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                                                                     Exhibit 8.1

           [CLEARY, GOTTLIEB, STEEN & HAMILTON LETTERHEAD]


                                               June 17, 1997

First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402

Ladies and Gentlemen:



            We have acted as special counsel to First Bank System, Inc., a Delaware corporation ("FBS"), in connection with the proposed merger (the "Merger") of U. S. Bancorp, an Oregon corporation ("USBC"), with and into FBS, pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of March 19, 1997 by and between USBC and FBS (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the same meanings as in the Agreement.


            In arriving at the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of:

            (i)   the Agreement;


            (ii)  the Registration Statement and the Joint Proxy
                  Statement-Prospectus included therein (together, the "Proxy Statement");



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First Bank System, Inc., p.2


            (iii) certificates and representations of officers and
                  representatives of USBC and FBS and such others persons as we have deemed appropriate.

            Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have examined and relied, without independent verification of the statements contained therein, on (i) a letter from USBC regarding certain tax matters, (ii) a letter from FBS regarding certain tax matters; and (iii) representations and warranties made by USBC and FBS in the Agreement, and we have assumed the accuracy of the representations and statements made in each of the foregoing.



            In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

            Based on and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "THE MERGER -- Certain Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

            We hereby consent to the use of our name and the making of statements with respect to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    Very truly yours,

                                    CLEARY, GOTTLIEB, STEEN & HAMILTON


                                    By:  /s/ Sheldon H. Alster
                                        --------------------------------
                                          Sheldon H. Alster, a Partner